Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 13, 2025, relating to the financial statement of Forgent Power Solutions, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Houston, Texas

March 24, 2026